News Release

First Solar Announces Second Quarter 2011 Financial Results

•	Net Sales $533 million

•	EPS $0.70 per fully diluted share

•	2011 EPS guidance of $9.00 - $9.50 per fully diluted share

TEMPE, Ariz. - Aug. 4, 2011 - First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the second quarter of 2011. Net sales were $533 million in the quarter, a decrease of $34.5 million from the first quarter of 2011, primarily due to lower average selling prices (ASPs) as solar photovoltaic (PV) policy uncertainties in Italy, Germany and France adversely impacted demand in the second quarter. Quarterly net sales decreased from $588 million in the second quarter of 2010, primarily due to lower ASPs and a decrease in revenue recognized by the systems business, partially offset by higher module volume.

Second quarter net income per fully diluted share was $0.70, down from $1.33 in the first quarter of 2011 and $1.84 in the second quarter of 2010. Quarter over quarter, the net income decrease was primarily driven by lower ASPs and a higher tax rate, partially offset by higher volume sold. Year over year, the net income decrease was principally driven by lower ASPs and increased investment in the Utilities Systems Business and research and development.
“First Solar continued to execute in the quarter despite a challenging European market, and our 2011 outlook remains solid due to our differentiated and resilient business model,” said Rob Gillette, CEO of First Solar. “We expect stronger performance in the second half of 2011 as we build projects from our systems pipeline, develop promising new markets, execute our cost reduction roadmaps and continue to improve module efficiencies.”
First Solar's updated 2011 guidance is as follows:

•	Net sales of $3.6 to $3.7 billion

•	Operating Income of $900 to $960 million

•	Effective tax rate 13% to 15%

•	Earnings per fully diluted share of $9.00 to $9.50

•	$35 to $40 million of manufacturing start-up expenses and $8 to $10 million of factory ramp costs

•	Total capital spending of $800 to $900 million

•	Operating cash flow of $500 to $600 million

First Solar will discuss these results and the outlook for 2011 in a conference call scheduled for today at 4:30 p.m. EDT. Investors may access a live audio webcast of this conference call and the earnings call presentation, which includes guidance for 2011 and additional details regarding the key assumptions relating to this guidance, in the Investors section of the Company's website at www.firstsolar.com.
An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until August 9, 2011 at 7:30 p.m. EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 6647385. A replay of the webcast will be available on the Investor section of the Company's web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
First Solar Investors:
Mark Widmar
Chief Financial Officer
+1 (602) 414-9315
Investor@firstsolar.com

Larry Polizzotto
Vice President Investor Relations
+1 (602) 414-9315
LPolizzotto@firstsolar.com

Media:
First Solar-USA
Ted Meyer or Alan Bernheimer
+1 (602) 414-9361
media@firstsolar.com

First Solar-Europe
Brandon Mitchener
+49 (0) 6131 1443-399
media-emea@firstsolar.com

SOURCE: First Solar, Inc.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 26, 2010	June 30, 2011	June 26, 2010
Net sales	$532,774	$587,854	$1,100,067	$1,155,815
Cost of sales	337,976	303,660	645,604	589,585
Gross profit	194,798	284,194	454,463	566,230
Operating expenses:
Research and development	33,102	22,836	64,453	45,724
Selling, general and administrative	86,872	78,597	173,872	145,461
Production start-up	10,294	2,288	22,225	3,431
Total operating expenses	130,268	103,721	260,550	194,616
Operating income	64,530	180,473	193,913	371,614
Foreign currency gain (loss)	1,659	(2,625)	2,609	(3,321)
Interest income	3,417	3,035	6,440	8,683
Interest expense, net	—	(6)	—	(6)
Other income (expense), net	2,351	(439)	2,002	(1,173)
Income before income taxes	71,957	180,438	204,964	375,797
Income tax expense	10,819	21,395	27,858	44,409
Net income	$61,138	$159,043	$177,106	$331,388
Net income per share:
Basic	$0.71	$1.87	$2.07	$3.91
Diluted	$0.70	$1.84	$2.03	$3.84
Weighted-average number of shares used in per share calculations:
Basic	86,164	84,852	85,746	84,679
Diluted	87,126	86,401	87,092	86,247

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$357,477	$765,689
Marketable securities and investments	106,966	167,889
Accounts receivable trade, net	541,977	305,537
Accounts receivable, unbilled	63,677	1,482
Inventories	322,995	195,863
Balance of systems parts	33,656	4,579
Project assets	145,379	—
Deferred tax assets, net	3,590	388
Prepaid expenses and other current assets	260,514	143,033
Total current assets	1,836,231	1,584,460
Property, plant and equipment, net	1,727,993	1,430,789
Project assets	309,688	320,140
Deferred tax assets, net	268,243	259,236
Marketable securities	50,996	180,271
Restricted cash and investments	174,698	86,003
Goodwill	458,808	433,288
Inventories	42,713	42,728
Other assets	69,862	43,488
Total assets	$4,939,232	$4,380,403
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$189,875	$82,312
Income taxes payable	36,493	16,831
Accrued expenses	242,250	244,271
Current portion of long-term debt	28,334	26,587
Other current liabilities	94,917	99,676
Total current liabilities	591,869	469,677
Accrued solar module collection and recycling liability	176,644	132,951
Long-term debt	332,492	210,804
Other liabilities	156,689	112,026
Total liabilities	1,257,694	925,458
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 86,290,962 and 85,843,511 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	86	86
Additional paid-in capital	1,878,429	1,815,420
Contingent consideration	—	1,118
Accumulated earnings	1,842,670	1,665,564
Accumulated other comprehensive loss	(39,647)	(27,243)
Total stockholders’ equity	3,681,538	3,454,945
Total liabilities and stockholders’ equity	$4,939,232	$4,380,403